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                                                                    EXHIBIT 99.1

                               POPE & TALBOT, INC.
                       STOCK OPTION AND APPRECIATION PLAN

                (As Amended and Restated Effective March 1, 1993)


     I.   PURPOSES OF THE PLAN

          This Stock Option and Appreciation Plan (the "Plan") is intended to promote the interests of Pope & Talbot, Inc. (the "Corporation") and its subsidiaries by providing a method whereby employees of the Corporation and its subsidiaries who are primarily responsible for the management, growth and success of the business may be offered incentives and rewards which will encourage them to continue in the employ of the Corporation or its subsidiaries.

     II.  ADMINISTRATION OF THE PLAN

          (a) The Plan shall be administered by the Human Resources Committee ("Committee") appointed from time to time by the Corporation's Board of Directors (the "Board"). The Committee shall consist of two (2) or more Board members who shall serve for such term as the Board may determine and shall be subject to removal by the Board at any time. However, no Board member shall be eligible to serve on the Committee if such individual has, within the twelve
(12)-month period immediately preceding the date he is to be appointed to the Committee, received an option grant or share issuance under this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation or its subsidiaries.

          (b) The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all persons who have an interest in the Plan.

     III. STOCK SUBJECT TO THE PLAN

          (a) The stock which is to be made the subject of the options or stock appreciation rights granted under the Plan shall be the Corporation's authorized but unissued or reacquired common stock, par value $1.00 per share ("Common Stock"). In connection with the issuance of shares under the Plan, the Corporation may repurchase shares of Common Stock on the open market or otherwise. The total number of shares issuable under the Plan upon the exercise of options and stock appreciation rights granted under the Plan shall not exceed



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1,700,000 shares. However, from and after March 1, 1993 not more than 1,380,858 shares shall be issued under this Plan. In addition, the Committee may issue (i) Independent Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,500,000 shares(2) of Common Stock over the term of the Plan and
(ii) Tandem Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,700,000 shares(2) of Common Stock over the term of the Plan.

          (b) The number of shares of Common Stock available for issuance under this Plan shall be subject to adjustment in accordance with the following guidelines:

               (1) If any outstanding option granted under the Plan expires or is terminated or cancelled for any reason prior to exercise in full, then the unissued shares of Common Stock subject to the unexercised portion of such option may become the subject of subsequent stock option or stock appreciation right grants under the Plan.

               (2) If any outstanding option is in whole or in part surrendered pursuant to a Tandem Stock Appreciation Right under Section VI, then the shares subject to such surrendered option (or the surrendered portion thereof) shall reduce on a share-for-share basis the number of shares of Common Stock available for the subsequent grant of stock options and stock appreciation rights under this Plan or for subsequent issuance under the Corporation's Restricted Stock Bonus Plan.

               (3) Should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, then the number of shares of Common Stock available for issuance under the Plan or issuable in the aggregate under this Plan and the Corporation's Restricted Stock Bonus Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

               (4) To the extent that any outstanding Independent Stock Appreciation Right expires or terminates prior to exercise in full, the shares as to which such right is not exercised may become the subject of new Independent Stock Appreciation Rights granted under the Plan.

               (5) However, the following limitations shall be in effect under the Plan:

                    i) the maximum number of shares for which Tandem Stock
               Appreciation Rights may be granted in any one calendar year shall not exceed 200,000 shares;


----------
(2) Reflects the 400,000-share increase approved at the 1993 Annual Shareholders Meeting.



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                    ii) the maximum number of shares for which Independent Stock
               Appreciation Rights may be granted in any one calendar year shall not exceed 200,000 shares; and

                    iii) to the extent the distribution paid on any Independent
               Stock Appreciation Right is made in shares of Common Stock, the number of shares so distributed shall reduce, on a one-for-one basis, the number of shares of Common Stock remaining available for future issuance under this Plan or the Restricted Stock Bonus Plan.

          (c) In the event any change is made to the Common Stock issuable under the Plan or subject to any outstanding stock option or stock appreciation right granted under the Plan (whether by reason of (I) any merger, consolidation or reorganization or (II) any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Corporation's receipt of consideration), then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which Tandem and Independent Stock Appreciation Rights may be issued under the Plan, (iii) the maximum number and/or class of securities for which Tandem Stock Appreciation Rights or Independent Stock Appreciation Rights may be granted in any one calendar year, (iv) the maximum number and/or class of securities which may in the aggregate be issued under this Plan and the Corporation's Restricted Stock Bonus Plan, (v) the number and/or class of securities and price per share in effect under outstanding options and (vii) the number and/or class of securities and the base price per share in effect under outstanding Tandem and Independent Stock Appreciation Rights.

     IV.  SELECTION OF OPTIONEES

          The persons who shall be eligible to receive options under the Plan shall be such key employees of the Corporation and its subsidiaries (including officers, whether or not they are directors) as the Committee shall from time to time select. Non-employee members of the Board shall not be eligible to participate in this Plan or in any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation or its subsidiaries.

     V.   TERMS AND CONDITIONS OF STOCK OPTIONS

          The Committee shall have the sole and exclusive authority to grant to the selected key employees one or more stock options under the Plan. The Committee shall have full authority to determine whether each such granted option is to be an incentive stock option ("Incentive Option") satisfying the requirements of Section 422 of the Internal Revenue Code or a non-qualified option not intended to meet such requirements. Each option granted under the Plan shall be evidenced by an instrument in such form as the Committee may from time to time approve. Such instrument, however, shall conform to the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section VII.

          (a) Option Price. The option price per share shall be fixed by the Committee, but in no event shall the option price be less than eighty-five percent (85%) of the fair market



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value per share of Common Stock on the date the option is granted. For purposes of the preceding sentence (and for all other valuation purposes under the Plan), the fair market value per share of Common Stock shall be its closing price, as officially quoted on the New York Stock Exchange Composite-Tape (or any similar successor quotation system), on the day immediately prior to the date in question. If there is no quotation available for such day, then the closing price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

          (b)  Number of Shares, Term and Exercise.

               (1) Each option granted under the Plan shall be exercisable on such date or dates, during such period or periods and for such number of shares as shall be determined by the Committee and set forth in the instrument evidencing such option. No option granted under the Plan, however, shall become exercisable during the first six months of the option term, except to the extent the instrument evidencing such option provides for exercisability upon the optionee's death or disability; nor shall any option have an expiration date which is more than 10 years after the grant date.

               (2) Any option granted under the Plan may be exercised upon written notice to the Corporation at any time prior to the expiration or sooner termination of the option term. The option price for the number of shares of Common Stock for which the option is exercised shall become immediately due and payable, and no certificates for the shares shall be issued until payment has been made in accordance with subparagraph (3) below.

               (3) The option price shall be payable in one or more of the following alternative forms specified in the instrument evidencing the option:

               full payment in cash or cash equivalents; or

               full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings and valued at fair market value on the Exercise Date (as such term is defined below); or

               full payment through a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings and valued at fair market value on the Exercise Date and cash or cash equivalents; or

               full payment effected through a broker-dealer sale and remittance procedure pursuant to which the optionee (A) shall provide irrevocable written instructions to the designated brokerage firm to effect the immediate sale of the purchased shares and to remit to the Corporation, out of the sale proceeds available on the settlement date, an amount equal to the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and sale and (B) shall provide written directives to the Corporation to deliver the



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               certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

          For purposes of this subparagraph (3), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the option price for the purchased shares must accompany the exercise notice.

               (c)  Termination of Employment.

                    (1) Should an optionee cease to be an Employee of the Corporation other than by reason of death or termination for gross and willful misconduct, then each outstanding option held by such optionee under the Plan shall not remain exercisable for more than a twelve (12) month period (or such shorter period as may be specified in the instrument evidencing such option) following the date of such cessation of Employee status, except to the extent the Committee may specifically provide otherwise pursuant to its authority under
Section XI below. Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such period of limited exercisability, be exercisable only to the extent of the number of shares (if any) for which such option is exercisable on the date of the optionee's cessation of Employee status. However, to the extent the option is held by an individual described in Section VI(c)(3), such option shall remain exercisable until the later of (i) the end of the twelve-month period (or such shorter period as may be specified in the instrument evidencing such option) following the date of such individual's cessation of Employee status or (ii) the end of the window period immediately following the window period within which or immediately prior to which occurs such individual's cessation of Employee status, but in no event shall such option remain exercisable at any time after its specified expiration date.

                    (2) If the optionee's status as an Employee is terminated for gross and willful misconduct, including (without limitation) the wrongful appropriation of employer funds or the commission of a felony, then any outstanding options granted such optionee under the Plan may be terminated by the Committee as of the date of such misconduct.

                    (3) For purposes of the Plan, an individual shall be considered to be an Employee of the Corporation for so long as such individual continues in employment with the Corporation or one or more subsidiaries of the Corporation. A subsidiary of the Corporation shall be any company (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each of the companies in such unbroken chain (other than the last company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one other company in such chain.

               (d) Death of Optionee. Any option under the Plan held by the optionee on the date of his death may be exercised, to the extent of the number of shares (if any) for which such option was exercisable on the date the optionee ceased Employee status (less any option shares subsequently purchased by the optionee prior to death), by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. Such option may be



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exercised at any time prior to the earlier of (A) the specified expiration date of the option term or (B) the first anniversary of the optionee's death. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

               (e) Acceleration Upon Cessation of Employee Status. The Committee shall have complete discretion, exercisable either at the time of the option grant or at any time while the option remains outstanding, to provide with respect to one or more options granted under the Plan that during the limited period of exercisability following the optionee's cessation of Employee status (as provided in Section V(c)(1) or Section V(d) above), the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of such cessation of Employee status but also with respect to one or more installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of Employee status not occurred.

               (f) Assignability. No option or stock appreciation right granted under the Plan shall be assignable or transferable by the optionee other than by will or by the laws of descent and distribution following the optionee's death, and during the optionee's lifetime, the option and all stock appreciation rights pertaining to such option shall be exercisable only by the optionee.

               (g) Immediate Exercise of Option. In the event that the Corporation or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of a sale, merger, reorganization or liquidation ("Corporate Transaction"), then each option to acquire Common Stock at the time outstanding under the Plan shall become exercisable, immediately prior to the consummation of such Corporate Transaction, with respect to the full number of shares of Common Stock at the time subject to such option; provided, however, that (i) the exercise of any accelerated pre-1987 Incentive Option shall be subject to the sequential exercise limitations of Section VII(b) and (ii) the exercisability as an incentive stock option under the Federal tax laws of any accelerated post-1986 option shall be subject to the applicable dollar limitation of Section VIII(c). However, an outstanding option shall not be so accelerated if the terms of the agreement require as a prerequisite for the consummation of the Corporate Transaction that such option is either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of capital stock of the successor corporation or parent thereof. The determination of such comparability shall be made by the Board, and its determination shall be conclusive and binding on all persons who have an interest in the Plan. Immediately after the consummation of the Corporate Transaction, all outstanding options (whether or not accelerated) shall expire and be of no further force or effect whatsoever, unless assumed by the successor corporation or parent thereof.

               (h) Stockholder Rights. No person shall have any rights as a stockholder with respect to the shares of Common Stock purchasable under any option granted under the Plan until he shall have exercised such option and paid the exercise price for the purchased shares.

     VI.  STOCK APPRECIATION RIGHTS

          The Committee shall have full power and authority, exercisable in its sole discretion, to grant to selected key employees of the Corporation and its subsidiaries stock



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appreciation rights pertaining to all or part of the shares of Common Stock subject to one or more option grants made to such individuals under the Plan. Two types of stock appreciation rights shall be authorized for issuance under the Plan:

                    i) Tandem Stock Appreciation Rights which require the holder to elect between the exercise of the underlying option for shares of Common Stock or the surrender of such option for an appreciation distribution from the Corporation equal to the excess of the fair market value of the shares of Common Stock subject to the surrendered option over the aggregate option price payable for such shares.

                    ii) Independent Stock Appreciation Rights which are to be exercisable concurrently with (or within a period not to exceed twelve (12) months following) the exercise of the underlying option and without the surrender of all or part of such option. The appreciation distribution to which the holder of such independent right shall be entitled upon exercise shall be in an amount not to exceed the product of (I) the number of shares of Common Stock covered by the exercised right and (II) the lower of
               (A) the excess of the fair market value per share of Common Stock on the exercise date over the base price per share in effect under the exercised right or (B) the ordinary income per share recognized by the holder in connection with the exercise of the underlying option for the same number of shares.

          The terms and conditions applicable to each Tandem Stock Appreciation Right ("Tandem Right") or Independent Stock Appreciation Right ("Independent Right") shall be as follows:

          (a)  Tandem Rights.

               (1) Tandem Rights may be tied to either Incentive Options or non-qualified options, and such rights shall, except as specifically set forth in this Section VI(a), be subject to the same terms and conditions applicable to stock option grants made under Section V of the Plan.

               (2) The Tandem Right shall be exercised by surrendering the underlying option to the Corporation, in whole or in part to the extent such option is at the time exercisable for shares of Common Stock. If the entire option is surrendered or if a portion of the option is surrendered without a concurrent exercise of all or part of the remainder, then the Appreciation Distribution to which the option-holder becomes entitled shall be made in the form of Common Stock and cash in accordance with the percentages of each designated by the option-holder on the surrender-notification form; provided, however, that at least 70% of the distribution must be made in whole shares of Common Stock. For purposes of computing the number of shares to be distributed, the Common Stock shall be valued at fair market value on the date the option is surrendered.

               (3) Should an option-holder surrender the option in part for an Appreciation Distribution and concurrently exercise the option in part for Common Stock, then



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the Appreciation Distribution on the surrendered portion of the option shall first be applied as a cash credit against the option price payable for the Common Stock for which the option is exercised. Should the Appreciation Distribution exceed the option price payable for the purchased Common Stock, then the excess shall be distributed in accordance with terms and conditions of subparagraph (a)(2) above.

               (4) The Appreciation Distribution to which the holder of the exercised Tandem Right shall be entitled shall be in an amount equal to the excess of the fair market value (on the date of the option surrender) of the number of shares of Common Stock for which the surrendered option (or surrendered portion) is at the time exercisable over the aggregate option price payable for such shares.

               (5) The following special provisions shall be applicable to any Incentive Option which is to be surrendered pursuant to a Tandem Right under this Section VI(a):

                    i) The right to surrender the Incentive Option may only be transferred or assigned in connection with a transfer or assignment of the Incentive Option in compliance with the limitations of Section V(f).

                    ii) The Incentive Option may only be surrendered when there is a positive spread between the fair market value of the Common Stock subject to the surrendered option and the aggregate option price payable for such Common Stock.

                    iii) The Incentive Option may not be surrendered any time
               after the expiration or sooner termination of the option term.

          (b)  Independent Stock Appreciation Right.

               (1) Independent Rights may only be granted in conjunction with non-qualified options, and such rights shall, except as specifically set forth in this Section VI(b), be subject to the same terms and conditions applicable to stock option grants made under Section V of the Plan. Independent Rights may be granted at the same time the underlying option is granted or at any time thereafter while such option remains outstanding; provided, however, that in no event shall the number of shares of Common Stock to which the Independent Right pertains exceed the number of shares at the time subject to the underlying option.

               (2) The base price in effect for measuring the Appreciation Distribution payable with respect to each Independent Right granted under the Plan shall be fixed by the Committee at the time of grant, but in no event shall such base price be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the grant date.

               (3) The Independent Right may be exercised either (i) concurrently with the exercise of the underlying option or (ii) at any time thereafter within a period not to exceed twelve (12) months, but in no event after the specified expiration date of such right. The Committee shall establish the exercise schedule to be in effect for each Independent Right at the time of grant. The number of shares as to which the Independent Right may in any instance be exercised shall not exceed on an aggregate basis the corresponding number of shares for which



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the underlying option has been exercised. If the Independent Right is not exercised within the applicable exercise period, it shall terminate and cease to be exercisable with respect to the particular shares as to which the Independent Right could have been (but was not) exercised during such period.

               (4) The Appreciation Distribution to which the holder of the Independent Right shall become entitled upon exercise shall not exceed in amount the product of (I) the number of shares for which such right is exercised and
(II) the lower of (A) the excess of the fair market value of one share of Common Stock on the date of exercise over the base price per share in effect for the exercised right or (B) the ordinary income per share recognized in connection with the exercise of the underlying option for the same number of shares. The Committee shall, at the time of grant, determine the specific percentage (not to exceed 100%) of such product to be paid upon the subsequent exercise of the Independent Right.

               (5) Unless the instrument evidencing the Independent Right specifies the particular method of payment, the Appreciation Distribution shall be paid in cash, in shares of Common Stock (valued as of the date of exercise) or in a combination of cash and Common Stock, as the Committee shall in its sole discretion deem appropriate.

          (c)  Terms Applicable to Both Tandem Rights and Independent Rights.

               (1) Neither a Tandem Right nor an Independent Right may be exercised for any shares of Common Stock to which it pertains, unless (and only to the extent) the underlying option has become exercisable for the same number of shares.

               (2) To exercise any outstanding Tandem or Independent Right, the holder must provide written notice of exercise to the Corporation in compliance with the provisions of the instrument evidencing such right.

               (3) If a Tandem Right or an Independent Right is granted to an individual who (i) is at the time an officer or director of the Corporation subject to Section 16(b) of the Securities Exchange Act of 1934 or (ii) was such an officer or director at any time during the six-month period immediately preceding the date of grant and made any non-exempt Section 16(b) purchase or sale of Common Stock during such six-month period, then such Tandem Right or Independent Right shall not become exercisable in whole or in part at any time during the initial six-month period following the grant date, except to the extent the instrument evidencing such right provides for exercisability upon the holder's death or disability.

               (4) If the holder of the Tandem or Independent Right (i) is at the time of exercise considered an officer or director of the Corporation subject to Section 16(b) of the Securities Exchange Act of 1934 or (ii) was such an officer or director at any time during the six-month period immediately preceding the date of exercise and made any non-exempt Section 16(b) purchase of Common Stock during such six-month period, then the following additional terms and condition shall apply to the exercise of such Tandem or Independent Right:

                    i) The right can only be exercised during the so-called "window period" commencing on the third and ending on the twelfth business day following the



                                       9.
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               day on which the Corporation's quarterly or annual summaries of income and earnings are released to the public.

                    ii) The exercise of such right shall be effective only if it is approved by the Committee, which shall have sole discretion in the matter.

                    iii) If the exercise of a Tandem Right is disapproved, then the holder shall retain whatever rights he had under the surrendered option (or the surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) the expiration of the 5 business-day period following the date on which he received notification of the disapproval or (b) the last day on which the option is otherwise exercisable, but in no event may such rights be exercised at any time after ten (10) years after the date of the option grant.

                    iv) If the exercise of an Independent Right is disapproved, then such right shall terminate and cease to be exercisable with respect to the particular shares of Common Stock for which such exercise is disapproved.

               (5) No limitation shall exist on the aggregate amount of cash payments the Corporation may make under the Plan in connection with the exercise of Tandem Rights or Independent Rights pursuant to this Section VI. However, to the extent the Appreciation Distribution payable with respect to any exercised Independent Right is made in shares of Common Stock, then the number of shares of Common Stock remaining available for future issuance under this Plan or the Restricted Stock Bonus Plan shall be reduced on a one-for-one basis. To the extent any outstanding option under the Plan is surrendered in connection with the exercise of a Tandem Right, the number of shares subject to the surrendered option shall not be available for future issuance under this Plan or the Restricted Stock Bonus Plan.

     VII. INCENTIVE OPTIONS

          Incentive Options may be granted under the Plan shall be subject to the additional terms and conditions specified below. Options which are specifically designated as "non-qualified options" or "non-statutory options" at the time of grant shall not be subject to any of the terms and conditions specified below and accordingly shall not be Incentive Options.

          (a) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of grant.

          (b) Sequential Exercise Rule. Except to the extent now or hereafter permitted by Section 422 of the Internal Revenue Code, no Incentive Option granted prior to January 1, 1987 may be exercised while there remains outstanding (within the meaning of subsection (c) (7) of Section 422 of the Internal Revenue Code) any other pre-1987 Incentive Option which was granted at an earlier date to the optionee to purchase stock in the Company or in any other corporation which is on the date of grant of the later option either a parent or subsidiary corporation of the Company or a predecessor corporation of any of such corporations.



                                      10.

          (c) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted after December 31, 1986 to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one post-1986 calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000) or such greater amount as may be permitted under subsequent amendments to Section 422 of the Internal Revenue Code. To the extent the Employee holds two or more post-1986 options which become exercisable for the first time in the same calendar year, the foregoing limitations or the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then the option may nevertheless be exercised in that calendar year for the excess number of shares as a non-qualified option under the Federal tax laws.

          (d) 10% Shareholder. If any individual to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any one of its subsidiaries, then the following special provisions shall be applicable to the option granted to such individual:

               i) The option price per share of the Common Stock subject to such Incentive Option shall not be less than one hundred and ten percent (110%) of the fair market value of one share of Common Stock on the date of grant; and

               ii) The option shall not have a term in excess of five (5) years from the date of grant.

Except as modified by the preceding provisions of this paragraph VII, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

     VIII. EFFECTIVE DATE AND TERM OF PLAN

          (a) The Plan initially became effective on the date it was adopted by the Board, but before any options granted under the Plan could become exercisable, the Plan had to be approved by the holders of at least a majority of the Corporation's outstanding voting stock represented and voting at a duly-held meeting at which a quorum was present, provided the shares voting for approval also constituted at least a majority of the required quorum. If such stockholder approval had not been obtained, then any options previously granted under the Plan would have terminated and no further options would have been granted. Subject to such limitation, the Committee was authorized to grant options under the Plan at any time after the adoption of the Plan by the Board.

          (b) The provisions of the Plan as amended effective March 1, 1993 shall apply only to options granted under the Plan from and after such date. All stock options and stock



                                      11.

appreciation rights issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the respective instruments evidencing each such option or right) as in effect on the date each such option or right was previously granted, and none of the March 1, 1993 amendments to the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock thereunder or the exercise of their outstanding stock appreciation rights. However, the Committee may, in its discretion, modify one or more options issued and outstanding under the Plan prior to the March 1, 1993 effective date of such amendments to incorporate one or more features added to the Plan by those amendments.

          (c) No option granted on the basis of the 400,000-share increase included as part of the March 1, 1993 amendments to the Plan is to become exercisable in whole or in part at any time prior to shareholder approval of the amendments at the 1993 Annual Meeting. Should such stockholder approval not be obtained, then any and all options granted on the basis of such 400,000-share increase shall immediately terminate and shall not become exercisable for any of the shares of Common Stock subject thereto. Subject to such limitation, the Committee is authorized to grant options on the basis of such 400,000-share increase at any time after the March 1, 1993 effective date of such share increase.

          (d) The sale and remittance procedure authorized for the exercise of outstanding options shall be available for all options granted under the Plan to officers and directors of the Corporation from and after May 1, 1991 and for all outstanding non-qualified options under the Plan held on that date by such officers and directors. The sale and remittance procedure authorized for the exercise of outstanding options shall be available for all options granted under the Plan from and after March 1, 1990 to individuals who are not officers and directors of the Corporation at the time of such grant and for all outstanding non-qualified options under the Plan held by such individuals on that date. The Committee may also allow such procedure to be utilized in connection with one or more disqualifying dispositions of incentive stock option shares effected on or after the applicable effective date specified above, whether or not the option was granted on or before such date.

          (e) Unless sooner terminated in accordance with Section IX, the Plan shall terminate upon the earlier of (i) December 31, 2002(3) or (ii) the date upon which all the shares of Common Stock available for issuance under the Plan shall have been issued pursuant to the exercise of options or stock appreciation rights granted hereunder. If the date of termination is determined under clause
(i) above, then any options or stock appreciation rights outstanding on such date shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options or stock appreciation rights.


----------
(3)  Approved at the 1993 Annual Shareholders Meeting.



                                      12.

     IX.  AMENDMENT OR DISCONTINUANCE BY BOARD ACTION

          (a) The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that such action shall not adversely affect rights and obligations with respect to options or stock appreciation rights at the time outstanding under the Plan. In addition, no modification of the Plan by the Board shall without the approval of the Corporation's stockholders (i) materially increase the number of shares of Common Stock or the number of Tandem or Independent Stock Appreciation Rights which may be issued under the Plan, the number of shares of Common Stock for which stock appreciation rights may be granted in any one calendar year or the aggregate number of shares of Common Stock which may be issued under this Plan and the Corporation's Restricted Stock Bonus Plan (unless necessary to effect the adjustments required under Section III(c)), (ii) materially increase the benefits accruing to participants under the Plan or (iii) materially modify the eligibility requirements for the grant of options or stock appreciation rights under the Plan.

          (b) Notwithstanding the provisions of Section IX(a), the Board hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options or stock appreciation rights under the Plan to the extent necessary to qualify any or all options under the Plan for such favorable Federal income tax treatment as may be afforded employee stock options under
Section 422 of the Internal Revenue Code and regulations subsequently promulgated thereunder.

     X.   CANCELLATION AND REGRANT

          The Committee shall have the exclusive authority to effect, at any time and from time to time, with the consent of the affected holders, the cancellation of any or all outstanding options or stock appreciation rights under the Plan and to grant in substitution therefor new options or stock appreciation rights under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of fair market value on the new grant date or a base price per share not less than eighty-five percent (85%) of fair market value on the new grant date. If one or more cancelled options are pre-1987 Incentive Options, then such options shall, for purposes of the "sequential exercise" rule of Section VII(b), be considered to be outstanding options until the expiration date initially specified for the option term.

     XI.  SPECIAL POWERS

          In addition to the power and authority provided the Committee pursuant to the foregoing provisions of the Plan, the Committee shall have the full power and authority, exercisable from time to time in its sole discretion, to extend, either at the time the option or stock appreciation right is granted or at any time during which the option or stock appreciation right remains outstanding, the period for which the option or stock appreciation right is to remain exercisable following the holder's termination of Employee status from the twelve (12) month or shorter period set forth in the agreement evidencing such option or stock appreciation right to such greater period of time as the Committee shall deem appropriate; provided, however, that in no event shall such option or stock appreciation right be exercisable after the specified expiration date of the term thereof.



                                      13.

     XII. SPECIAL TAX WITHHOLDING ELECTION

          The Committee may, in its discretion and in accordance with the provisions of this Section XII and such supplemental rules as the Committee may from time to time adopt, provide any or all holders of non-qualified options under the Plan with the right to use shares of the Corporation's Common Stock in satisfaction of the Federal and State income and employment tax liability incurred in connection with the exercise of such options (the "Taxes"). Such right may be provided to any such option holder in either or both of the following formats:

          1. Stock Withholding: The holder of the non-qualified option may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such non-qualified option, a portion of such shares with an aggregate fair market value equal to the designated percentage (any multiple of 5% up to 100% as specified by the option holder) of the applicable Taxes.

          Any such stock withholding election shall be subject to the following terms and conditions:

               i) The election must be made on or before the date the amount of the Taxes incurred in connection with the exercise of the option is determined (the "Tax Determination Date").

               ii) The election shall be irrevocable.

               iii) The exercise of such election shall be subject to the approval of the Committee, and none of the shares of Common Stock for which the option is exercised shall be withheld in satisfaction of the Taxes incurred in connection with such exercise except to the extent the election is approved by the Committee.

               iv) The shares of Common Stock withheld pursuant to the election shall be valued at fair market value on the Tax Determination Date in accordance with the valuation procedures of Paragraph V(a).

               v) In no event may the requested withholding exceed the dollar amount of Taxes incurred in connection with the exercise of the non-qualified option.

          Stock withholding elections made by individuals who (A) are at the time officers or directors of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934 or (B) were such officers or directors at any time during the six (6)-month period immediately preceding the exercise of such election and made any non-exempt
Section 16(b) purchases or sales of Common Stock during such six (6)-month periods shall be subject to the following limitations in addition to the preceding provisions of this Section XII:

               vi) The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the later of the grant date of the non-qualified option to which such election pertains or the actual grant date of the



                                      14.

          stock withholding election, and no shares shall accordingly be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6)-month period.

               vii) Either the election must be made six (6) months or more prior to the Tax Determination Date or the exercise of such election and the underlying stock option must occur concurrently within the same quarterly "window" period. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual summary statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

               viii) The six (6)-month period specified in clauses (i) and (ii) shall not be applicable in the event of the option holder's death or disability.

          2. Stock Delivery: The Committee may, in its discretion, provide the holder of the non-qualified option with the election to deliver, at the time the non-qualified option is exercised, one or more shares of Common Stock already held by such individual with an aggregate fair market value equal to the designated percentage (any multiple of 5% up to 100% as specified by the option holder) of the Taxes incurred in connection with such option exercise.

          Any such stock delivery election shall be subject to the following terms and conditions:

               i) The election must be made on or before the date the amount of the Taxes incurred in connection with the exercise of the option is determined (the "Tax Determination Date").

               ii) The election shall be irrevocable.

               iii) The exercise of the election shall be subject to the approval of the Committee, and none of the delivered shares of Common Stock shall be accepted in satisfaction of the Taxes incurred in connection with the option exercise except to the extent the election is approved by the Committee.

               iv) The shares of Common Stock delivered in satisfaction of such Taxes shall be valued at fair market value on the Tax Determination Date in accordance with the valuation procedures of Paragraph V(a).

               v) In no event may the value of the delivered shares exceed the dollar amount of Taxes incurred in connection with the exercise of the non-qualified option.

          Stock delivery elections made by individuals who (A) are at the time officers or directors of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934 or (B) were such officers or directors at any time during the six



                                      15.

(6)-month period immediately preceding the exercise of such election and made any non-exempt Section 16(b) purchases or sales of Common Stock during such six
(6)-month period shall NOT be subject to any of the special limitations otherwise applicable in connection with the exercise of the stock withholding election specified above.




                                      16.